Exhibit 10.8


                         SETTLEMENT AND RELEASE AGREEMENT

     This Settlement and Release Agreement ("Agreement") is entered into and dated effective as of this 14th day of November, 2007 by and between Leon Leibovich, an adult resident of the State of Illinois ("Leibovich") and Forex365, Inc. f/k/a Solar Group, Inc., Nevada corporation ("Forex").

                                    RECITALS

     WHEREAS, the Company acknowledges that Leibovich has performed consulting services for the Company since July 1, 2004, which services have included, among other things, managing the corporate, administrative and financial affairs of the Company, taking actions to make the Company more attractive as a shell company for a business combination with a private operating business, seeking and investigating potential private operating companies that may be interested in a business combination with the Company, and seeking and negotiating with potential third parties interested in acquiring an interest in the Company ("Consulting Services");

     WHEREAS, the Company's board of directors has approved the Consulting Services provided by Leibovich and has agreed that the fair consideration for such Consulting Services is $3,500 per month;

     WHEREAS, Leibovich has provided the Company his invoice for the Consulting Services for the period from July 1, 2004 through October 31, 2007 for aggregate consulting fees of $140,000 ("Outstanding Fees"), a copy of said invoice is attached hereto as Exhibit A;

     WHEREAS, the Company has insufficient financial resources to pay Leibovich the Outstanding Fees;

     WHEREAS, the Company and KIG Investors II, LLC ("KIG Investors") have entered into a Securities Purchase Agreement dated November 14, 2007 ("Purchase Agreement");

     WHEREAS, pursuant to the Purchase Agreement, (i) Forex will issue a total of 27,500,000 shares of common stock to KIG Investors ("Shares") for a purchase price of $275,000 ("Purchase Price"), and (ii) a portion of the Purchase Price will be used by the Company to pay certain liabilities and obligations of Forex, including the payment of the Outstanding Fees subject to the reductions as set forth in this Agreement;

     WHEREAS, the Company and Leibovich desire to terminate Leibovich's engagement by the Company as a consultant effective October 31, 2007;

     WHEREAS, the Company and Leibovich desire to settle and satisfy all claims, liabilities and obligations between them, including, without limitation, the Outstanding Fees, pursuant to the terms and conditions hereof;

     WHEREAS, the Company and Leibovich further desire to terminate and cancel all prior contracts and agreements between them, whether oral or written, without further liability or obligation on behalf of either of them, pursuant to the terms and conditions of this Agreement;

     WHEREAS, Leibovich agrees to release the Company any and all liabilities and obligations of any kind or nature, whether known or unknown, except for the Company's obligations under this Agreement;

     WHEREAS, KI Investors has required that an indemnification be provided by Leibovich under which the Company will be held harmless from any liabilities or obligations of the Company arising out of or related to the period prior to the Change of Control (as defined in the Purchase Agreement), pursuant to the terms and conditions of this Agreement;

     WHEREAS, the execution and closing of the transactions contemplated under this Agreement are a condition to the Closing of the transactions contemplated under the Purchase Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the above recitals, the following representations, warranties, covenants and conditions, and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

     1. Termination of Contracts. With effect from and after the receipt of the Cash Payment set forth in Section 3 hereof and the consummation of the transactions contemplated by this Agreement, Leibovich and the Company hereby:
(i) mutually terminate and cancel any and all agreements and contracts (whether oral or written) between Forex, on the one hand, and Leibovich, on the other hand, pertaining to any matters between such parties including, without limitation, the Consulting Services (collectively, the "Contracts'), and (ii) release each other from any further liability and obligations under the Contracts. Notwithstanding the above, the Company and Leibovich acknowledge and agree that Leibovich's engagement by the Company as a consultant shall terminate effective October 31, 2007, and Leibovich shall not be entitled to any further fees or compensation from the Company for any services that may be rendered by Leibovich from and after October 31, 2007.

     2. Waiver and Release. With effect from and after the receipt of the Cash Payment set forth in Section 3 hereof and the consummation of the transactions contemplated by this Agreement, Leibovich hereby waives, and forever and irrevocably releases and discharges the Company and its respective successors and assigns, and their respective past and present officers and directors, employees, shareholders, members, consultants, attorneys, accountants, other professionals, insurers, agents and all other related entities, including, but not limited to, assigns, predecessors, successors, controlling corporations, subsidiaries or other affiliates, from all liabilities and obligations owed by the Company to Leibovich, and from any and all claims, demands, and causes of action of every kind and nature, including, without limitation, those relating to or arising out of any federal, state or local laws, and common law, claims for advances or other loans, claims for unpaid fees, interest, penalties, expense reimbursement or other compensation including, without limitation, the Outstanding Fees for the Consulting Services; provided, however, that nothing contained herein shall be construed to limit in any way the rights of Leibovich to enforce the terms of this Agreement. Further, Leibovich irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the Company and the other released parties based upon any released claim.

     3. Cash Payment. In full and complete satisfaction of all obligations and liabilities of Forex owed to Leibovich including, without limitation, the Outstanding Fees for Consulting Services rendered, and as further consideration for the indemnification provisions set forth in Section 5 hereof, Forex hereby agrees to pay Leibovich an amount equal to the following: (A) the sum of $140,000 representing the Outstanding Fees, less (B) the sum of the following:
(i) all outstanding liabilities and obligations of the Company arising out of or related to the period prior to the Change of Control, determined as of the closing of the transactions under the Purchase Agreement (the "Closing") (collectively, the "Legacy Liabilities"), (ii) all liabilities and obligations of the Company arising out of or related to the period prior to the Change of Control which have been paid by or on behalf of the Company on or after the date hereof through the date of Closing (collectively, the "Paid Legacy Liabilities"), and (iii) all liabilities, obligations, losses, costs, damages and claims imposed on, incurred by or asserted against the Company, with respect or arising out of the Benchmark Action (as defined in the Purchase Agreement) including, without limitation, reasonable attorneys' fees and court costs, determined as of the Closing ("Benchmark Costs"). Notwithstanding the foregoing, solely for purposes of the foregoing calculation, the Legacy Liabilities and the Paid Legacy Liabilities shall not include the following amounts as set forth on
Schedule 3.8 of the Purchase Agreement: (i) $14,700 owed to transfer agent, (ii) $10,000 owed to the auditor, (iii) $30,000 owed for legal services, and (iv) $5,000 owed for miscellaneous items.

     For purposes of this Agreement, the term "Cash Payment" shall mean: (A) the sum of $140,000 representing the Outstanding Fees, less (B) the sum of: (i) the Legacy Liabilities, (ii) the Paid Legacy Liabilities, and (iii) the Benchmark Costs, as calculated in accordance with the immediately preceding paragraph.

     The completion of the transactions contemplated by this Agreement (including the payment of the Cash Payment) is contingent upon the Closing of the transactions under the Purchase Agreement. At the Closing, the Cash Payment, subject to Indemnity Escrow provided for under Section 5 hereof, shall be paid to Leibovich, by wire transfer to the U.S. bank account designated by Leibovich. In the event the Purchase Agreement is terminated in accordance with the provisions of the Purchase Agreement, this Agreement shall terminate without any further action of the parties and shall become null and void.

     Leibovich understands and agrees that the Company shall not withhold or contribute on behalf of Leibovich, and Leibovich shall be solely responsible for the payment of, any social security, social benefits, unemployment compensation, worker's compensation insurance premiums, taxes of any kind, or any other contributions or payments required by governmental authorities applicable to employees which arise out of or relate to the performance of the Consulting Services by Leibovich. The parties hereto acknowledge and agree that the Consulting Services performed by Leibovich were in his capacity as an independent contractor, not as an employee.

     4. Cooperation. From and after the date hereof and following the Closing, Leibovich agrees to cooperate with the Company as commercially reasonable under the then existing circumstances, and provide any information and documentation reasonably requested by the Company or its advisors, to allow the Company to prepare and file a Form 10-SB or its periodic reports with the SEC (or any amendments thereto) in a timely manner, to respond to any comment letters from the SEC in a timely manner, to comply with the reporting requirements of the Exchange Act of 1934, as amended, to allow the Company to provide market makers with the information to obtain or maintain a quotation on the Pink Sheets or Over-the-Counter Bulletin Board, and to allow the Company to prepare and file any tax returns.

     5. Indemnification.

     (a) Leibovich agrees to indemnify and hold harmless, the Company (from and after the Closing) against (i) any and all liabilities, obligations, losses, damages, claims, actions, liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against the Company ("Asserted Claims") based upon, resulting from or arising out of: (a) the Liabilities (as defined herein) of the Company related to the period prior to the Change of Control, (b) any breach or inaccuracy of any representation or warranty by the Company under the Purchase Agreement, (c) any breach of any agreement or covenant made by the Company in or pursuant to the Purchase Agreement requiring performance by the Company prior to Closing, and (d) any breach of any agreement or covenant made by Leibovich in or pursuant to this Agreement, and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Company in connection with the foregoing (including, without limitation, any cost or expense incurred by the Company in enforcing its rights pursuant to this Agreement) (collectively, the "Damages").

     (b) Leibovich acknowledges and agrees that he has received a copy of the Purchase Agreement, has carefully reviewed and fully understands the terms and conditions of the Purchase Agreement and fully understands that he may be held liable for breaches of representations, warranties and agreements of the Company contained in the Purchase Agreement.

     (c) For purposes of this Agreement, the term "Liabilities" shall mean all debts, liabilities and obligations, direct, indirect, absolute or contingent of the Company, whether accrued, vested or otherwise, whether known or unknown and whether or not reflected, or required in accordance with U.S. GAAP to be reflected, in the Company's balance sheet. Notwithstanding any other provision of this Agreement, the Liabilities shall not include any of the obligations of the Company under this Agreement.

     (d) If at any time the Company determines to assert a right to indemnification under this Section, the Company shall give to Leibovich or whoever indemnification is being asserted against, prompt written notice describing the matter for which indemnification is sought in reasonable detail so as to allow the party receiving said notice full understanding of the Asserted Claims received by the Company and the extent of the Company's access to books and records that may be reasonably necessary or useful in the defense against any Asserted Claims. In the event that a demand or claim for indemnification is made hereunder with respect to a matter the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the matter. The failure of the Company to give notice of any matter to Leibovich shall not relieve him of any liability which he may have to the Company, except to the extent such failure to notify shall have resulted or caused prejudice to Leibovich or results in a material adverse impact on the ability of Leibovich to respond to any Asserted Claims, conduct discovery, assert any affirmative defenses against said Claims, or prevent Leibovich from obtaining a convenient and commercially reasonable forum and venue to adjudicate, mediate, or arbitrate any said Asserted Claims. Within 10 days after receipt of the notice referred to above, Leibovich shall (i) acknowledge in writing its responsibility for all or part of such matter, and shall pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is reasonably satisfactory to the Company to resolve any such matter that involves anyone not a party hereto, or
(ii) give written notice to the Company of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties shall negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. If such dispute is not resolved within 10 days, such dispute shall be submitted to arbitration as provided under Section 8.h. hereof.

     (e) Leibovich shall have the authority and the right to select legal counsel and to satisfy and/or settle any indemnity claims, without notice or cost to the Company, and the Company shall cooperate with Leibovich as reasonably requested to dispute and defend against any indemnification claim as determined by Leibovich, at Leibovich's expense, and the Company shall promptly, after written request of Leibovich, supply any necessary confirmation or available documentation as related to the defense of any indemnification claim involving a third party; provided, however, that any settlement or satisfaction of any indemnity claim by Leibovich shall include a release of the Company, which shall be reasonably acceptable to the Company.

     (f) Leibovich hereby agrees that $12,500 of the Cash Payment to be paid to him under this Agreement shall be held by Renan Sugarman, Esq. as escrow agent ("Escrow Agent") in the Escrow Agent's client trust account to satisfy any indemnification claims asserted against Leibovich under this Agreement ("Indemnity Escrow"). Notwithstanding anything contained in this Agreement to the contrary, the establishment of the Indemnity Escrow, and the use of it to satisfy indemnification claims under this Agreement, shall not in any way limit or restrict the indemnification rights or other rights or remedies of the Company under this Agreement or otherwise. On the 120th day following the Closing, any remaining monies in the Indemnity Escrow (the "Indemnity Escrow Residuary") shall be promptly disbursed by the Escrow Agent to Leibovich, provided, however, no monies shall be disbursed to Leibovich unless and until all indemnification claims for which notice had previously been provided in accordance with this Section 5 are resolved. Any such disbursement of funds from the Indemnity Escrow Residuary shall be paid to Leibovich pursuant to the joint written instruction of the Company and Leibovich to the Escrow Agent at expiration of the corresponding, applicable period of escrow hereunder. The parties hereby appoint Renan Sugarman, Esq. as the Escrow Agent, and the Escrow Agent hereby accepts such appointment and agrees to the terms of the escrow established hereunder.

     (g) The indemnification provided by Leibovich under this Agreement shall not in the aggregate exceed $12,500, and no demand or claim for indemnification under this Agreement may be made after 11:59 p.m., Central time, on the date which is 120 days following the Closing Date (the "Claim Period").

     6. Representations and Warranties of Forex. Forex represents and warrants to Leibovich that: (i) on the date of this Agreement, Forex has all necessary authority to execute this Agreement; (ii) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby;
(iii) no approval or consent of any governmental authority or third party is required for Forex to enter into or perform this Agreement; (iv) this Agreement is enforceable in accordance with its terms, subject to the laws of insolvency and general principles of equity; and (v) this Agreement has been duly authorized and adopted by Forex.

     7. Representations and Warranties of Leibovich. Leibovich represents and warrants to Forex that: (i) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby; (ii) no approval or consent of any governmental authority or third party is required for him to enter into or perform this Agreement; and (iii) this Agreement is enforceable against him in accordance with its terms, subject to the laws of insolvency and general principles of equity.

     8. Miscellaneous.

     (a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, personal representatives, heirs and permitted assigns.

     (b) Survival of Covenants and Representations. All agreements, covenants, representations and warranties made by the parties herein shall survive the delivery of this Agreement.

     (c) Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared as the intention of the parties hereto that the parties would have executed the remaining portion of this Agreement without including therein any such part or portion that may, for any reason, be hereafter declared invalid or unenforceable.

     (d) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to choice of law principles.

     (e) Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     (f) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter contained herein, and supersedes all prior agreements or understanding of the parties. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

     (g) Counterparts. This Agreement may be executed by facsimile or electronic signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

     (h) Arbitration. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Chicago, Illinois in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys' fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party or parties, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years.

               [Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                             FOREX365, INC.


                                             By: /s/ Leon Leibovich
                                                 -------------------------------
                                                 Leon Leibovich, CEO


                                             /s/ Leon Leibovich
                                             -----------------------------------
                                             Leon Leibovich, Individually
                                             SSN:




The undersigned hereby accepts the appointment as Escrow Agent under Section 5 hereof and agrees to abide by the terms of the escrow established under Section 5 hereto.




/s/ Renan Sugarman
------------------
Renan Sugarman, Esq.


Date:  _________________________________





Exhibit A - Invoice (follows next page)

                                 Leon Leibovich
                            As Independent Consultant
                                 276 Park Avenue
                             Highland Park, IL 60035

November 14, 2007

Forex365, Inc. f/k/a Solar Group, Inc.
Attn: Leon Leibovich, CEO
276 Park Avenue
Highland Park, IL 60035

Re:  Invoice for Consulting Services


                                      For quarter
                                         ended
                                      -----------

  Quarterly consulting fee             9/30/2004      10,500.00
  Quarterly consulting fee            12/31/2004      10,500.00
  Quarterly consulting fee             3/31/2005      10,500.00
  Quarterly consulting fee             6/30/2005      10,500.00

  Quarterly consulting fee             9/30/2005      10,500.00
  Quarterly consulting fee            12/31/2005      10,500.00
  Quarterly consulting fee             3/31/2006      10,500.00
  Quarterly consulting fee             6/30/2006      10,500.00

  Quarterly consulting fee             9/30/2006      10,500.00
  Quarterly consulting fee            12/31/2006      10,500.00
  Quarterly consulting fee             3/31/2007      10,500.00
  Quarterly consulting fee             6/30/2007      10,500.00

  Quarterly consulting fee             9/30/2007      10,500.00
  Monthly consulting fee              10/31/2007       3,500.00

  Balance due                                                       140,000.00